UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C/A

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

Check the appropriate box:
☒	Preliminary Information Statement
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☐	Definitive Information Statement

WINWIN GAMING, INC.
(Name of Registrant as Specified In Its Charter)

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WINWIN GAMING, INC.
8687 West Sahara
Suite 201
Las Vegas, Nevada 89117

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY.

This Information Statement is first being mailed on or about September 30, 2006 to the holders of record of the common stock (“Common Stock”) of WinWin Gaming, Inc. (“WinWin” or the “Company”), as of the close of business on September 14, 2006 (the “Record Date”) under Rule 14c-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Information Statement relates to a written consent, dated September 14, 2006 (the “Written Consent”), of stockholders of the Company, owning an aggregate of 42,538,519 of the outstanding shares of Common Stock of the Company, constituting approximately 54.1% of the outstanding shares of capital stock of the Company as of the Record Date (the “Majority Stockholders”).

The Written Consent authorized, effective upon the twentieth day following the mailing of this Information Statement to the Stockholders of the Company, the amendment and restatement of the Company’s Certificate of Incorporation (the “Amendment”) to:

1.     increase the number of authorized shares of WinWin’s capital stock from 310,000,000 to 810,000,000; and

2.     create a new series of preferred stock to be designated as “series A preferred stock” and set forth the rights, preferences and privileges of such stock.

The Written Consent constitutes the consent of a majority of the total number of shares of outstanding Common Stock and is sufficient under the Delaware General Corporation Law and the Company’s Bylaws to approve the Amendment. Accordingly, the Amendment will not be submitted to the Company’s other stockholders for a vote. A copy of the Amendment and the Written Consent are attached to this Information Statement as Appendix A and Appendix B, respectively.

This is not a notice of a meeting of stockholders and no stockholders meeting will be held to consider the matters described herein. This Information Statement is being furnished to you solely for the purpose of informing stockholders of the matters described herein pursuant to Section 14(c) of the Exchange Act and the regulations promulgated thereunder, including Regulation 14C. This Information Statement also constitutes notice under Section 228 of the Delaware General Corporation Law of the action taken by Written Consent.

By Order of the Board of Directors,

/s/ PATRICK O. ROGERS

Patrick O. Rogers
Chairman and CEO

GENERAL INFORMATION

This Information Statement is being first mailed on or about September 25, 2006, to stockholders of the Company by the board of directors to provide material information regarding corporate actions that have been approved by the Written Consent of the holders of a majority of the Company’s outstanding Common Stock.

Only one Information Statement is being delivered to two or more stockholders who share an address unless the Company has received contrary instruction from one or more of the stockholders. The Company will promptly deliver a separate copy of this Information Statement to a stockholder at a shared address to which a single copy of the document was delivered upon oral or written request to:

WinWin Gaming, Inc.
Attn: Secretary
8687 West Sahara, Suite 201
Las Vegas, Nevada 89117
Tel. (702) 212-4530

Stockholders may also address future requests for separate delivery of Information Statements and/or annual reports by contacting the Company at the address listed above.

AUTHORIZATION BY THE BOARD OF DIRECTORS AND THE MAJORITY STOCKHOLDERS

Under Section 228(a) of the Delaware General Corporation Law and the Company’s Bylaws, any action that can be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that will be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent to such action in writing. Under Section 242 of the Delaware General Corporation Law and the Company’s Bylaws, the approval of the Amendment requires the affirmative vote or written consent of a majority of the issued and outstanding shares of Common Stock. Each stockholder is entitled to one vote per share held of record on any matter which may properly come before the stockholders.

As of the Record Date, the Company had 78,632,310 voting shares of Common Stock issued and outstanding of which a majority of such shares voting in favor of the action were required to pass the stockholder resolutions for the action described in this Information Statement.

On August 31, 2006, the board of directors unanimously adopted resolutions declaring the advisability of, and recommended that stockholders approve, the Amendment in the form as set forth in Appendix A. In connection with the adoption of these resolutions, the board of directors elected to seek the written consent of the holders of a majority of our outstanding shares in order to reduce associated costs and implement the proposals in a timely manner.

CONSENTING STOCKHOLDERS

On September 14, 2006, the following consenting stockholders, who constitute the Majority Stockholders and collectively own 54.1% of the outstanding Common Stock as of such Record Date, consented in writing to the proposed Amendment:

Consenting Stockholder	Number of Shares	% of Total
China Sue Trust	500,000	0.64%
Rogers Living Trust	8,500,000	10.81%
Arthur Petrie	4,709,678	5.99%
Arthur Petrie	67,000	0.09%
Cook Family Trust, dated 9/10/91	1,942,647	2.47%
Calico Capital Management, LLC	500,000	0.64%
John Lawrence Clofine	150,000	0.19%
Ella Jane Clofine	150,000	0.19%
Angela Jane Clofine	200,000	0.25%
Van Wagoner Crossover Fund LP	2,000,000	2.54%
John Gronvall	7,750	0.01%
John M. Gronvall Revocable Trust	3,931,175	5.00%
Players Club Partners, LLC	156,000	0.20%
Dwight N. Call	72,000	0.09%
Galt Funding, LLC	2,430,773	3.09%
Peter Pang	2,279,347	2.90%
Solidus Networks, Inc.	14,940,100	19.00%
Kenneth R. Bott Family Trust	307,608	0.39%
Mark M. Galvin	150,850	0.19%
Richard MacDonald	2,000,000	2.54%
Richard Shintaku	742,027	0.94%
Larry Latham	1,000,000	1.27%
TOTAL	46,736,955	59.44%

Accordingly, the Company has obtained all necessary corporate approvals in connection with the Amendment. The Company is not seeking written consent from any other stockholders, and the other stockholders will not be given an opportunity to vote with respect to the actions described in this Information Statement. All necessary corporate approvals have been obtained, and this Information Statement is furnished solely for the purposes of:

•       advising stockholders of the action taken by written consent, as required by Delaware law; and

•       giving stockholders advance notice of the actions taken, as required by the Exchange Act.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our voting securities by (i) each person or group owning more than 5% of the Company’s securities, (ii) each director, (iii) each executive officer and (iv) all executive officers and directors as a group, as of September 14, 2006.

Name of Shareholder	Number of Shares		Percentage of Class(1)
Patrick O. Rogers	11,200,000	(2)	13.86%
Peter Pang	3,129,347	(3)	3.94%
Dwight V. Call	652,000	(4)	0.01%
Arthur Petrie	6,579,906	(5)	8.18%
John Gronvall	4,769,925	(6)	6.01%
Mark Galvin	410,000	(7)	* %
Martha Vlcek	52,500	(8)	* %
Van Wagoner Private Opportunities Fu	8,000,000	(9)	10.17%
Solidus Networks, Inc.	14,940,100	(10)	19.00%
Monica Soares	11,200,000	(11)	13.86%
Directors and officers as a group (7 persons)	26,794,528	(2) - (8)	32.12%

*                    Less than one percent.

(1)          This table is based upon information supplied by executive officers, directors and principal stockholders and Schedules 13G filed with the Securities and Exchange Commission (“SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, WinWin believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 78,632,271 shares outstanding on an as-converted basis on September 14, 2006, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of each of the individuals and entities listed in this table is c/o WinWin at the address on the first page of this Information Statement.

(2)          Consists of: (i) 8,250,000 shares beneficially owned by Mr. Rogers indirectly through the Rogers Living Trust; (ii) 500,000 shares beneficially owned by Mr. Rogers indirectly through the China Sue Trust; (iii) 250,000 shares beneficially owned by Mr. Rogers indirectly through PM Investments and (iv) options to purchase 2,200,000 shares of Common Stock (which includes options held by Monica Soares, Mr. Rogers’ wife, to purchase 300,000 shares of Common Stock) Mr. Rogers disclaims beneficial ownership of the shares held by his wife, the Rogers Living Trust and the China Sue Trust.

(3)          Consists of: (i) 21,650 shares held by Mr. Pang indirectly through IPO Pang P.C.; (ii) 2,257,697 shares held by Mr. Pang indirectly through Landward International, Ltd.; (iii) 800,000 shares that may be acquired within 60 days after September 14, 2006 pursuant to outstanding stock options; and (iv) 50,000 shares that may be acquired pursuant to the exercise of outstanding warrants to purchase Common Stock held indirectly by Landward International, Ltd.

(4)          Consists of: (i) 72,000 shares held by Dr. Call; (ii) 430,000 shares that may be acquired within 60 days after September 14, 2006 pursuant to outstanding stock options; (iii) 50,000 shares that may be acquired within 60 days after September 14, 2006 pursuant to outstanding stock options held by Dr. Call’s wife; and (iv) 100,000 shares that may be acquired pursuant to the exercise of outstanding warrants.

(5)          Consists of: (i) 4,709,678 shares held by Mr. Petrie; (ii) 156,000 shares held jointly with John Gronvall indirectly through Players Club Partners, LLC; (iii) 67,000 shares held in a brokerage account on behalf of Mr. Petrie and his wife; (iv) 130,000 shares that may be acquired within 60 days after September 14, 2006 pursuant to outstanding stock options; and (v) 1,823,228 shares that may be acquired pursuant to the exercise of outstanding warrants, of which 150,000 are held jointly with John Gronvall by Players Club Partners, LLC.

(6)          Consists of: (i) 3,931,175 shares held by Mr. Gronvall indirectly through the John M. Gronvall Revocable Trust; (ii) 156,000 shares held jointly with Arthur Petrie indirectly through Players Club Partners, LLC; (iii) 7,750 shares held in a brokerage account on behalf of Mr. Gronvall; (iv) 100,000 shares that may be acquired within 60 days after September 14, 2006 pursuant to outstanding stock options; and (v) 575,000 shares that may be acquired pursuant to the exercise of outstanding warrants, of which 300,000 are held indirectly through the John M. Gronvall Revocable Trust and 150,000 are held jointly with Arthur Petrie indirectly through Players Club Partners, LLC.

(7)          Consists of: (i) 75,000 shares held by Mr. Galvin; (ii) 75,000 shares held indirectly through Camelot Consulting Services, LLC; (iii) 850 shares held in a brokerage account on behalf of Mr. Galvin; (iv) 250,000 shares that may be acquired within 60 days after September 14, 2006 pursuant to outstanding stock options; and (v) 10,000 shares that may be acquired pursuant to the exercise of outstanding warrants.

(8)          Consists of 52,500 shares that may be acquired pursuant to the exercise of outstanding warrants.

(9)          Consists of 8,000,000 shares held by the Van Wagoner Private Opportunities Fund.

(10)   Consists of 14,940,100 shares of Common Stock that will be held by Solidus Networks, Inc. upon conversion of 149,401 shares of Series A-1 Preferred Stock.

(11)                          Consists of the 11,200,000 shares beneficially held by Ms. Soares’ husband, Patrick Rogers. See Note (2) above. Ms. Soares disclaims beneficial ownership of the shares held by Mr. Rogers.

DESCRIPTION OF CAPITAL STOCK

The Company has the authority under its Certificate of Incorporation, as amended, to issue 300,000,000 shares of Common Stock, $.01 par value, of which there were 78,632,271 outstanding as of the Record Date, and 10,000,000 shares of blank check Preferred Stock, $0.01 par value, of which there were 149,401 shares of Series A-1 Preferred Stock outstanding as of the Record Date.

APPROVAL OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Introduction

The board of directors and the Majority Stockholders have approved the amendment and restatement of our Certificate of Incorporation, as currently in effect (referred to as the “Amendment”), to: (i) increase the number of authorized shares of WinWin’s capital stock from 310,000,000 to 810,000,0000; and (ii) create a series of preferred stock to be designated as WinWin’s series A preferred stock and set forth the rights, preferences and privileges of such stock.

Background

On September 30, 2005, WinWin entered into a joint venture agreement with Solidus Networks, Inc. (“Solidus”). Pursuant to the joint venture agreement and a related note and security agreement, as subsequently amended, Solidus loaned WinWin, $2.5 million.

On April 14, 2006, WinWin amended and restated the original joint venture agreement that was entered into between WinWin and Solidus (as so amended and restated, the “First Restated JV Agreement”). Upon the occurrence of the first closing under the First Restated JV Agreement, the parties planned to convert the outstanding obligations of WinWin to Solidus under the note into shares of WinWin’s Series A Preferred Stock, to be authorized pursuant to an Amended and Restated Certificate of Incorporation (the “Original Amendment”), which was required by the First Restated JV Agreement to become effective as a condition to the first closing. In addition, Solidus would acquire additional shares of Series A Preferred Stock in exchange for the issuance of certain securities of Solidus at the first closing; and pursuant to a second closing, Solidus could purchase additional shares of Series A Preferred Stock, at Solidus’ option, for any combination of such securities of Solidus and cash as Solidus elected. Furthermore, the Original Amendment would have given Solidus the right to require that WinWin repurchase or redeem all of the outstanding shares of WinWin’s common stock, for a price to be determined as set forth therein, thereby permitting Solidus to become the sole stockholder of WinWin, subject to certain terms and conditions described in WinWin’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on April 20, 2006 (such right being referred to hereinafter as the “Redemption Right”).

On August 31, 2006, WinWin and Solidus amended and restated the First Restated JV Agreement (as so amended and restated, the “Second Restated JV Agreement”), to modify certain features of the transactions contemplated under the First Restated JV Agreement. Among other things, the Second Restated JV Agreement (i) eliminates the Redemption Right, (ii) provides for the designation of a series of preferred stock, the “Series A-1 Preferred Stock,” having substantially identical rights as the Series A Preferred Stock, pursuant to the filing of a certificate of designation with the Delaware Secretary of State (the “Certificate of Designation”) and (iii) provides for the adoption and filing of the Amendment, at which time all shares of Series A-1 Preferred Stock would be converted to Series A Preferred Stock. As a result of these amendments, the transactions contemplated by the Second Restated JV Agreement (unlike those contemplated by the First Restated JV Agreement) do not constitute a 13e-3 (going private) transaction because the possibility that the series of transactions contemplated by the First Restated JV Agreement could result in the acquisition of all outstanding shares of WinWin Common Stock was eliminated. The parties, therefore, were able to consummate the first closing, which resulted in the issuance of the Series A-1 Preferred Stock rather than Series A Preferred Stock.

The Amended and Restated Joint Venture Agreement

The Closings and the Closing Conditions.

Pursuant to the Second Restated JV Agreement, WinWin agreed to sell to Solidus, and Solidus agreed to purchase from WinWin, shares of WinWin’s Series A-1 Preferred Stock, and, at Solidus’ option, WinWin’s Series A Preferred Stock. The Series A-1 Preferred Stock, which is initially convertible into shares of Common Stock at a ratio of one hundred shares of Common Stock for each share of Series A-1 Preferred Stock, was issued at the first closing contemplated by the Second Restated JV Agreement, which occurred on August 31, 2006, at a purchase price of $79.10 per share. The Series A Preferred Stock, which is initially convertible into shares of Common Stock at a ratio of ten shares of Common Stock for each share of Series A Preferred Stock, will be issued at the second closing contemplated by the Second Restated JV Agreement, if it occurs, at a purchase price of $7.91 per share (the “Private Placement”).

The Second Restated JV Agreement contemplates two closings of the Private Placement. Each closing is subject to several closing conditions, which are described in more detail below. At the first closing, Solidus acquired from WinWin 149,401 shares of Series A-1 Preferred Stock equaling 19% of the outstanding Common Stock of WinWin on an as-converted-to-common basis as of immediately following the first closing. Solidus remitted the purchase price for these shares by (i) canceling all the principal and accrued interest on the promissory note that evidences the $2.5 million loan described above, and (ii) issuing to WinWin 1,829,336 shares of Solidus’ series C preferred stock at a deemed value of $5.00 per share as payment against the balance of the purchase price.

The first closing of the Private Placement was subject to the satisfaction or waiver of several closing conditions, including the following conditions:

•    the execution and delivery of an investment option agreement (described below);

•       an increase in the authorized number of WinWin’s board of directors to seven members, with at least two vacancies;

•       the execution and delivery of a registration rights agreement (described below);

•    the approval by WinWin’s board of directors of (a) the designation of 6,000,000 of the 10,000,000 shares of preferred stock currently authorized by WinWin’s Certificate of Incorporation as “Series A-1 Preferred Stock” and (b) the filing by WinWin of the Certificate of Designation; and

•       other customary conditions.

At any time on or before August 31, 2007, Solidus may, at its option, which is exercisable at Solidus’ sole discretion, purchase in a second closing of the Private Placement such additional shares of WinWin’s series A preferred stock sufficient to increase Solidus’ beneficial ownership interest in WinWin to thirty-five percent (35%) of WinWin’s then outstanding Common Stock on a fully-diluted, as-converted-to-common, basis. The consideration for the shares purchased by Solidus in such second closing may take the form, at the option of Solidus, of either cash, shares of Solidus’ series C preferred stock at a deemed value of $5.00 per share, or a combination of both.

The second closing of the Private Placement is also subject to the satisfaction or waiver of closing conditions, including the filing of the Amendment, conditions related to the accuracy of representations and warranties made by the parties, performance of covenants, delivery of closing certificates and legal opinions, and the absence of any legal proceedings that question the validity of the transactions contemplated by the Second Restated JV Agreement.

Covenants

WinWin agreed to various covenants in the Second Restated JV Agreement. Among other things, these covenants impose obligations on WinWin to make required filings under state and federal securities laws, to obtain the requisite stockholder vote to amend WinWin’s certificate of incorporation, to provide Solidus with access to WinWin’s senior management, accountants, records and other documents, and to provide Solidus with financial and other information regarding WinWin.

Other material covenants and obligations of WinWin under the Second Restated JV Agreement include the following:

Board of Directors.   At the request of Solidus, WinWin’s board of directors must nominate two directors designated by Solidus for election to the board of directors of WinWin, and during any period when Solidus has the right to elect board members, but has not done so, WinWin must maintain at least two vacancies on its board of directors.

Cooperation.   Until December 31, 2006, WinWin is obligated to provide Solidus with physical and logistical support for Solidus’ entry into China, including providing access to WinWin’s distribution channels and lawful contacts with government officials and making available without charge a limited amount of office space in Shanghai. Under the terms of the cooperation covenants, Solidus is required to provide WinWin with reasonable support and assistance in (i) promoting WinWin’s products, services and technologies and (ii) obtaining financing. In addition, both parties must use commercially reasonable efforts to identify and exploit opportunities for the benefit of both parties.

Financial Covenant.   If at any time WinWin or its accountants determine that WinWin has a material weakness in its internal controls over financial reporting, WinWin must promptly provide notice of this determination to Solidus and, upon the written request of Solidus, remediate the material weakness within three months of such determination, provided that WinWin has available funds to do so (as defined in the Second Restated JV Agreement) or Solidus agrees to reimburse WinWin for the reasonable costs of the remediation above specified levels.

Negative Pledge.   WinWin has agreed not to sell, transfer, pledge or otherwise encumber its rights in the shares of Solidus series C preferred stock that it may acquire pursuant to the terms of the Private Placement and the Second Restated JV Agreement. WinWin is also obligated to maintain, preserve and defend its title to those Solidus shares. This covenant expires on the date following an initial public offering of Solidus on which any lockup or market stand-off restrictions applicable to the Solidus shares held by WinWin expire.

Termination

The Second Restated JV Agreement will terminate upon the mutual agreement of the parties.

Indemnification

The representations and warranties set forth in the Second Restated JV Agreement expire one year following the closing at which the representations and warranties are made. Each party indemnifies the other party for inaccuracies in representations and warranties as of the date of the agreement and as of each closing date. Each party has the right to claw back the securities that it delivered to the other party under the Second Restated JV Agreement that are sufficient to satisfy the damages that constitute the basis for the indemnification claim. Before Solidus can make an indemnification claim to recover damages under the agreement, the extent of the damages must be at least $50,000 in the aggregate. Once the $50,000 threshold is achieved, then Solidus would be able to seek indemnification for the entire amount of damages going back to the first dollar of damages. Each party’s maximum indemnification liability under the agreement is limited by the deemed value of the securities exchanged by that party under the agreement.

The Voting Agreement

On August 31, 2006, stockholders of WinWin holding approximately 43% of the issued and outstanding Common Stock of WinWin each entered into voting agreements. Under the terms of the  voting agreements, as amended, each such stockholders agreed not to transfer, pledge, otherwise encumber or dispose of their stock. They also agreed to vote their shares in favor of the proposed Amendment. Each of the voting agreements will terminate on the earlier to occur of: (i) the date that the Second Restated JV Agreement terminates in accordance with its terms, or (ii) the date that the Amendment is filed with the Delaware Secretary of State.

The Ancillary Agreements

As noted above, at the first closing of the Private Placement, WinWin (a) filed the Certificate of Designation, (b) entered into a registration rights agreement with Solidus (the “Registration Rights Agreement”) and (c) granted to Solidus an investment option (the “Investment Option Agreement”). Following the first closing of the Private Placement, WinWin sought stockholder approval of the Amendment and will commence negotiation of a sales representation agreement with Solidus (the “Sales Representative Agreement”). Each of these agreements and instruments are described below.

The Amended and Restated Certificate of Incorporation

As soon as practicable following the first closing, WinWin must approve the Amendment, pursuant to which its Certificate of Incorporation is amended and restated to, among other things, (i) increase the number of authorized shares of WinWin’s capital stock to 810,000,000 with 750,000,000 shares of authorized Common Stock and 60,000,000 shares of authorized preferred stock, and (ii) create a series of preferred stock to be designated as WinWin’s series A preferred stock and set forth the rights, preferences and privileges of such stock. Upon the filing of the Amendment, the Series A-1 Preferred Stock will be automatically converted into Series A Preferred Stock at a ratio of ten shares of Series A Preferred Stock per share of Series A-1 Preferred Stock.

Registration Rights Agreement

Under the terms of the Registration Rights Agreement, upon the request of Solidus, WinWin would become obligated to register under the Securities Act in up to two separate registrations, the common stock underlying the shares of Series A-1 Preferred Stock or Series A Preferred Stock issued to Solidus and any other shares of common stock issued to Solidus under the Second Restated JV Agreement. The Registration Rights Agreement also gives Solidus customary piggyback registration rights and the right to require WinWin to effect up to an additional two registrations if WinWin is eligible to use Form S-3. In addition, Solidus has a right of first offer to acquire any new securities that WinWin issues other than with respect to certain specified issuances.

Investment Option Agreement

Under the terms of the Investment Option Agreement, WinWin granted to Solidus an option, prior to the effective date of the Amendment, to purchase a number of shares of Series A-1 Preferred Stock, and from and after the effective date of the Amendment, to purchase a number of shares of Series A Preferred Stock that, together with other securities held by Solidus at the time of exercise, will be sufficient to give Solidus ownership of up to eighty percent (80%) of the outstanding Common Stock on a fully-diluted, as-converted-to-common basis following such exercise. The purchase price under the investment option agreement is payable by Solidus either in cash, free-trading stock of Solidus, or a combination of both. The fair market value purchase price will be determined either by agreement of the parties or, failing such agreement, by an appraisal procedure conducted at the time of Solidus’ exercise of the option. The option is exercisable at any time from the date of the investment option agreement until the third anniversary of the first closing of the Private Placement; provided, however, that the option would automatically terminate upon the closing of the sale of all or substantially all of the assets of Solidus, or upon the closing of a merger, consolidation or similar transaction in which the stockholders of Solidus as of immediately prior to the transaction do not hold a majority of the voting power of the surviving company as of immediately following such transaction. The option is not assignable or transferable unless WinWin consents to any assignment or transfer.

Sales Representative Agreement

Following the first closing the parties will negotiate a sales representative agreement that has terms and conditions substantially similar to those described in a term sheet that is an exhibit to the Second Restated JV Agreement. Those terms include the following:

•       Solidus will appoint WinWin as a non-exclusive marketing partner in China.

•       WinWin, at its own expense, will use its best efforts to market Solidus’ products in the specified markets.

•       WinWin would be entitled to a mutually agreeable fee based upon the revenues received from Solidus customers that WinWin signs up.

REASONS FOR INCREASING THE AUTHORIZED SHARES OF COMMON STOCK

Purpose

The board of directors has approved the Amendment, pursuant to which the Company’s Certificate of Incorporation, as currently in effect, is amended and restated to, among other things, increase the number of authorized shares of WinWin’s capital stock from 310,000,000 to 810,000,000. Specifically, the Amendment would increase the number of authorized shares of Common Stock from 300,000,000 to 750,000,000 and the number of authorized shares of preferred stock from 10,000,000 to 60,000,000.

The Company’s Certificate of Incorporation, as currently in effect, only authorizes the issuance of 310,000,000 shares of capital stock, with 300,000,000 shares being Common Stock and the remaining 10,000,000 being preferred stock. Under the terms of the Second Restated JV Agreement, assuming that all contemplated closings thereunder occur and that Solidus exercises all of its rights under the Second Restated JV Agreement and all related agreements to acquire WinWin Series A-1 Preferred Stock or Series A Preferred Stock and thereafter converts such Series A-1 Preferred Stock or Series A Preferred Stock into Common Stock, the number of shares of Common Stock to be issued to Solidus would exceed the number of shares that the Company is currently authorized to issue.

Effects of An Increase in the Authorized Common Stock

In addition to having the requisite number of shares available for issuance to Solidus pursuant to the Company’s commitments in the Second Restated JV Agreement and related agreements, the Company desires to have additional shares of Common Stock available for issuance. Such uncommitted authorized but unissued shares of Common Stock may be issued from time to time to such persons and for such consideration as the board of directors may determine. Frequently, opportunities arise that require prompt action, and it is the belief of the board of directors that the delay necessitated for stockholder approval of a specific issuance could be to the detriment of the Company and its stockholders. The issuance of additional shares of Common Stock may, depending upon the circumstances under which these shares are issued, reduce stockholders’ equity per share and may reduce the percentage ownership of Common Stock by existing stockholders. Holders of the then outstanding shares of Common Stock may or may not be given the opportunity to vote upon the issuance of uncommitted shares of Common Stock that would become authorized by the Amendment, depending upon the nature of any such transactions, applicable law, the rules and policies of the Over-the-Counter Bulletin Board (“OTCBB”) or any other market which WinWin qualifies its Common Stock for trading, as the case may be, and the judgment of the board of directors regarding the submission of such issuance to a vote of stockholders.

When issued, the additional shares of Common Stock authorized by the Amendment will have the same rights and privileges as the shares of Common Stock currently authorized and outstanding. The Company’s present stockholders have no preemptive rights to subscribe to newly issued shares of Common Stock authorized by the Amendment.

The Company has no other plans for the shares at this time.

REASONS FOR ESTABLISHING THE SERIES A PREFERRED STOCK AND INCREASING THE AUTHORIZED SHARES OF PREFERRED STOCK

Purpose

The board of directors has approved the establishment of a new series of preferred stock designated the “Series A Preferred Stock” and allocated 60,000,000 shares to such series, which constitutes the total increased authorized shares of preferred stock proposed under the Amendment. The designation of the Series A Preferred Stock and related increase of the authorized shares of preferred stock will permit WinWin to issue and sell to Solidus shares of its Series A Preferred Stock under the Private Placement in accordance with the terms and conditions of the Second Restated JV Agreement.

Features of the Series A Preferred Stock

The Series A Preferred Stock will have the rights, preferences and privileges set forth in the Amendment, which include the following:

•       The Series A Preferred Stock ranks senior to any other class or series of WinWin stock with respect to dividend and liquidation rights.

•       The Series A Preferred Stock is entitled to non-cumulative dividends, payable at a rate per annum equal to 8% of the $7.91 per share original issue price, when and if declared by the board of directors of WinWin.

•       Holders of Series A Preferred Stock are entitled to distributions upon liquidation in the amount of the $79.10 per share original issue price plus an additional amount equal to 8% of the original issue price per year and any declared but unpaid dividends.

•       The Series A Preferred Stock votes together with all other classes of capital stock of the company on an as-converted-to-common basis. The holders of the Series A Preferred Stock voting as a separate class are also entitled to elect two directors of WinWin.

•       As long as at least 85% of the shares of Series A Preferred Stock first issued remain outstanding, holders of a majority of the shares of Series A Preferred Stock outstanding have the right to veto:

•        Any alteration or change of the rights, preferences or privileges of the Series A Preferred Stock;

•        The creation of any new series of stock that is senior or on parity with the Series A Preferred Stock with respect to redemption, voting, dividends or distribution of assets upon a liquidation;

•        The creation of any new class of stock unless the shares of that new class of stock are subject to the purchase option and redemption rights of the certificate of incorporation;

•        The repurchase or redemption of any shares of Common Stock, except in specified instances;

•        Any business combination or sale of a controlling interest by WinWin of any of its subsidiaries or the sale of all or substantially all of WinWin’s assets;

•        A voluntary dissolution or liquidation;

•        Any amendment or waiver of any provision of WinWin’s certificate of incorporation or bylaws relative to the Series A Preferred Stock or relating to an increase in the authorized number of shares of Common Stock;

•        The payment or declaration of any dividend or the making of any other distribution on any shares of Common Stock or preferred stock; or

•        The authorization or issuance of any additional shares of Series A Preferred Stock or equity securities convertible, directly or indirectly, into additional shares of Series A Preferred Stock.

•       The Series A Preferred Stock is convertible, at any time, into Common Stock at a ratio of 10 shares of Common Stock for each share, subject to adjustment.

•       WinWin is required to reserve at all times sufficient Common Stock for the purpose of effecting the conversion of the Series A Preferred Stock; except that no Series A Preferred Stock may be converted into Common Stock unless WinWin has available sufficient authorized but unissued shares of Common Stock for the purpose of effecting such a conversion.

Effects of An Increase in the Authorized Preferred Stock

The Amendment designates 60,000,000 shares of preferred stock as Series A Preferred Stock. The Series A Preferred Stock is convertible, at any time, into shares of Common Stock at a ratio of 10 common shares for each share of Series A Preferred Stock, subject to adjustment for dilutive issuances. In addition, if certain warrants are exercised, then upon conversion of the Series A Preferred Stock additional shares of Common Stock would be issuable in an amount that is equal to 66% of each share issued upon exercise of those warrants. If all of the shares of Series A Preferred Stock are issued to Solidus pursuant to the Second Restated JV Agreement or otherwise, then the Company would need to reserve 600,000,000 shares of Common Stock for issuance upon conversion of the Series A Preferred Stock. Accordingly, the Amendment authorizes an increase in the number of authorized shares of Common Stock to 750,000,000, in order to accommodate for the total number of shares that the Company would be required to issue to Solidus upon conversion of the Series A Preferred Stock if Solidus acquires all of the authorized Series A Preferred Stock pursuant to the Second Restated JV Agreement and related agreements, and to provide the Company with greater flexibility with respect to its capital structure for such purposes as additional equity financing and stock-based acquisitions that may occur in the future.

If Solidus exercises all of its rights to acquire Series A Preferred Stock under the Second Restated JV Agreement and related agreements, such issuances of Series A Preferred Stock, and any subsequent conversion of such shares to Common Stock will have a significant dilutive effect on the voting power of present stockholders and the Company’s future earnings per share. Moreover, the issuance of all or a significant portion of the authorized shares of Series A Preferred Stock to by Solidus under the terms of the Second Restated JV Agreement would give Solidus a controlling interest in the Company and make the acquisition of a controlling interest in the Company by third parties difficult and discourage any such attempt. Under such circumstances, it may be more difficult for present stockholders to obtain a control premium for their shares.

EFFECTIVE DATE

The Amendment will become effective immediately upon the filing of a Certificate of Amendment with the Office of the Secretary of State of Delaware. The filing will be made at least 20 days after the date this Information Statement is first sent to stockholders.

ABSENCE OF DISSENTERS’ RIGHTS OF APPRAISAL

The approval by the Majority Stockholders of the Amendment does not provide any other stockholder of the Company any right to dissent and obtain appraisal of or payment for such stockholder’s shares under the Delaware General Corporation Law or the Company’s Certificate of Incorporation or Bylaws.

FORWARD LOOKING STATEMENTS

This Information Statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In making such statements, we must rely on estimates and assumptions drawn in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These estimates and assumptions are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond our control. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements made by us, or on our behalf. In particular, the words “expect,” “anticipate,” “estimate,” “may,” “will,” “should,” “intend,” “believe”, and similar expressions are intended to identify forward-looking statements. In light of the risks and uncertainties inherent in all forward-looking statements, you should not consider the inclusion of forward-looking statements in this report to be a representation by us or any other person that our objectives or plans will be achieved. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described in this report as anticipated, estimated or expected. We undertake no obligation to update our forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Art Petrie, one of our directors and a consenting Stockholder, also serves on the Board of Directors of Solidus. As disclosed elsewhere in this Information Statement, Mr. Petrie owns or controls 8.18% of our Common Stock. Mr. Petrie also owns and controls 7,607,500 shares Solidus common stock on an as-converted basis. No other director, executive officer, or any associate thereof, or any other person has any interest, direct or indirect, by security holdings or otherwise, in the Amendment which is not shared by a majority of the stockholders of the Company.

ADDITIONAL INFORMATION

This Information Statement should be read in conjunction with certain reports that the Company previously filed with the SEC, including the following:

•       Annual Report on Form 10-KSB for the year ended December 31, 2005, filed with the SEC on May 22, 2006;

•       Quarterly Report on Form 10-QSB for the period ended March 31, 2006, filed with the SEC on April 17, 2006;

•       Quarterly Report on Form 10-QSB for the period ended June 30, 2006, filed with the SEC on August 21, 2006;

•       Current Report on Form 8-K, filed with the SEC on April 20, 2006; and

•       Current Report on Form 8-K, filed with the SEC on September 7, 2006.

Copies of these reports are not included in this Information Statement but may be obtained from the SEC’s web site at http://www.sec.gov. The Company will mail copies of its prior SEC reports to any stockholder upon written request.

MISCELLANEOUS

This Information Statement is being provided for informational purposes only, and does not relate to any meeting of stockholders. No vote or other action is being requested of the Company’s stockholders.

This Information Statement has been filed with the SEC and is available electronically on EDGAR at www.sec.gov.

SIGNATURE

Pursuant to the requirements of the Exchange Act, the Company has duly caused this Information Statement to be signed on its behalf by the undersigned hereunto authorized.

By Order of the Board of Directors

/s/ PATRICK O. ROGERS

Chief Executive Officer and President
Las Vegas, Nevada, September 20, 2006

Appendix A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WINWIN GAMING, INC.

WinWin Gaming, Inc. (hereinafter referred to as the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.     The current name of the Corporation is WinWin Gaming, Inc.

2.     The name under which the Corporation was originally incorporated is Lone Star Casino Corporation, and the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is December 30, 1992.

3.     The provisions of the Certificate of Incorporation of the Corporation as heretofore amended and/or supplemented, and as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled the Amended and Restated Certificate of Incorporation of WinWin Gaming, Inc.

4.     The resolution setting forth the amendment and restatement has been duly approved by the stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware and is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be, and hereby is, amended and restated in its entirety as follows:

FIRST:   The name of the corporation (hereinafter referred to as the “Corporation”) is WinWin Gaming, Inc.

SECOND:   The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

THIRD:   The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (hereinafter, the “DGCL”).

FOURTH:   The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) Seven Hundred Fifty Million (750,000,000) shares of common stock, $0.01 par value per share (“Common Stock”) and (ii) Sixty Million (60,000,000) shares of preferred stock, $0.01 par value per share (“Preferred Stock”).

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A.   Common Stock.

1.      General.   The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of Preferred Stock of any series.

2.      Increase of Authorized Shares.   Except as otherwise provided in this Article, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.      Voting.   The holders of Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written consents in lieu of meetings). There shall be no cumulative voting.

4.      Dividends.   Dividends may be declared and paid on Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

5.      Liquidation.   Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

6.      No Redemption by Corporation.   The Common Stock is not subject to redemption by the Corporation.

B.   Preferred Stock.

Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Different series of Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly provided.

Authority is hereby expressly granted to the Board of Directors from time to time to issue Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the DGCL. Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to Preferred Stock of any other series to the extent permitted by law. Except as otherwise specifically provided in this Amended and Restated Certificate of Incorporation, the By-laws of the Corporation or any agreement in existence from time-to-time among the stockholders of the Corporation and the Corporation, no vote of the holders of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of Preferred Stock authorized by and complying with the conditions of this Amended and Restated Certificate of Incorporation, the right to have such vote being expressly waived by all present and future holders of the capital stock of the Corporation.

C.   Series A Preferred Stock.

A series of Preferred Stock consisting of Sixty Million (60,000,000) shares and having the following voting powers, designations, preferences and relative, participating, optional or other rights and the following qualifications, limitations and restrictions is hereby created from the authorized but unissued shares of the Preferred Stock.

1.     Designation.

The distinctive designation of such series is “Series A Preferred Stock” (hereinafter referred to as the “Series A Preferred Stock”).

2.     Rank.

The Series A Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (a) prior to any other series of Preferred Stock hereafter established by the Board of Directors, and (b) prior to the Common Stock.

3.     Dividends.

The holders of the Series A Preferred Stock shall be entitled to receive, out of any funds legally available therefor, noncumulative dividends, payable at a rate per annum equal to 8% of the Series A Original Issue Price (as defined below), when and if declared by the Corporation’s Board of Directors. No dividends on the Common Stock shall be paid unless, in addition to the amount set forth in the previous sentence, the amount of such dividend on the Common Stock is also paid on the Series A Preferred Stock on an as-converted to Common Stock basis.

4.     Liquidation Preference.

Upon a Liquidation Event (as defined below), the holders of shares of Series A Preferred Stock are entitled to receive out of assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock, liquidating distributions in the amount of $7.91 per share (as equitably adjusted for any stock dividends, combinations, splits, recapitalizations or similar events with respect to such shares) (the “Series A Original Issue Price”), plus (a) an additional amount equal to eight percent (8%) of the Series A Original Issue Price per year, calculated based on the number of days elapsed prior to the Liquidation Event and (b) any declared but unpaid dividends (the amount payable to a holder of Series A Preferred Stock upon a Liquidation Event as aforesaid being referred to herein as the “Liquidation Preference”).

If upon a Liquidation Event, the Liquidation Preference and any amounts payable upon a Liquidation Event to other shares of stock of the Corporation ranking as to any such distribution on a parity with the Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled.

For purposes of this Article FOURTH, a “Liquidation Event” is any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, and unless otherwise determined by the election of the holders of a majority of the then outstanding Series A Preferred Stock, shall be deemed to be occasioned by, or to include, (a) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger, consolidation, or other transaction in which control of the Corporation is transferred, but, excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation) unless the Corporation’s capital stock of record as constituted immediately prior to such acquisition will, immediately after such acquisition, represent at least 50% of the voting power of the surviving or acquiring entity or (b) a sale, lease, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of the assets and/or the intellectual property of the Corporation and its subsidiaries, taken as a whole.

5.     Voting Rights.

5.1   General.   Except as may be otherwise provided herein or by law, the Series A Preferred Stock shall vote together with all other classes and series of stock of the Corporation as a single class on all actions to be taken by the stockholders of the Corporation. Each share of Series A Preferred Stock shall entitle the holder thereof to such number of votes per share on each such action as shall equal the number of shares of Common Stock (including fractions of a share) into which each share of Series A Preferred Stock is then convertible.

5.2   Board of Directors.   The holders of the Series A Preferred Stock, voting as a separate series, shall be entitled to elect two directors of the Corporation (the “Series A Directors”). A vacancy in any directorship elected by the holders of the Series A Preferred Stock shall be filled only by vote or written consent of the holders of the Series A Preferred Stock. Any Series A Director may be removed without cause by, and only by, the affirmative vote of the holders of a majority of the Series A Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. At any meeting held for the purpose of electing a Series A Director, the presence in person or by proxy of the holders of a majority of the outstanding shares of Series A Preferred Stock shall constitute a quorum for the purpose of electing such Series A Director.

5.3   Protective Provisions.   So long as at least 85% of the shares of Series A Preferred Stock first issued to the original holders thereof remain outstanding (as adjusted for stock splits, distributions, combinations and similar events), except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or the Certificate of Incorporation of the Corporation, and in addition to any other vote required by law or the Certificate of Incorporation of the Corporation, without the approval of the holders of a majority of the then outstanding Series A Preferred Stock, given in writing or by vote at a meeting, the Corporation will not, either directly or by amendment, merger, consolidation or otherwise:

(a)   Alter or change the rights, preferences or privileges of the Series A Preferred Stock;

(b)   Create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on a parity with the Series A Preferred Stock with respect to redemption, voting, dividends or distribution of assets upon a Liquidation Event;

(c)    Create (by reclassification or otherwise) any new class or series of shares unless such shares are subject to purchase by Solidus Networks, Inc. and repurchase by the Corporation pursuant to purchase and redemption options satisfactory to the holders of a majority of the outstanding shares of Series A Preferred Stock;

(d)   Repurchase or redeem any shares of Common Stock (other than the repurchase of unvested shares at cost upon the termination of employment or the provision of services pursuant to equity incentive agreements with employees or service providers giving the Corporation the right to repurchase such shares);

(e)    Effect, or consent to, a merger, other corporate reorganization, sale of controlling interest by the Corporation or any of its material subsidiaries, or any transaction in which all or substantially all of the assets of the Corporation or any of its material subsidiaries are sold;

(f)    Effect, or consent to, a voluntary dissolution or liquidation of the Corporation or any of its material subsidiaries;

(g)    Amend or waive any provision of the Corporation’s Amended and Restated Certificate of Incorporation or Bylaws (i) relative to the Series A Preferred Stock or (ii) to increase the authorized number of shares of Common Stock;

(h)   Pay or declare any dividend or make any other distribution on any shares of Common Stock or Preferred Stock; or

(i)    Authorize or issue any additional shares of Series A Preferred Stock or any equity securities convertible, directly or indirectly, into additional shares of Series A Preferred Stock.

6.     Conversion Rights.

The holders of the Series A Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

6.1   Right to Convert.   Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Series A Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial conversion price per share for shares of Series A Preferred Stock (“Series A Conversion Price” ) shall be $0.791; provided, however, that the Series A Conversion Price shall be subject to adjustment as set forth in this Section 6.

6.2   Automatic Conversion.   Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the Series A Conversion Price at the time in effect for such stock immediately upon the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of the Series A Preferred Stock, voting as a separate class.

6.3   Mechanics of Conversion.   Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such Series A Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

6.4   Fractional Shares.   In lieu of any fractional shares to which the holder of Series A Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Series A Conversion Price as then in effect. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock of each holder at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

6.5   Adjustment of Conversion Price.   The Series A Conversion Price shall be subject to adjustment from time to time as follows:

(a)   Special Definitions.   For purposes of this Section 6, the following definitions shall apply:

(i)    “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(ii)   “Original Issue Date” shall mean the date on which the first share of Series A Preferred Stock was first issued.

(iii)  “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exercisable or exchangeable, directly or indirectly, for Common Stock.

(iv)  “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 6.6, deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued or issuable:

(A)   upon conversion of shares of Preferred Stock;

(B)  to officers, directors, employees and consultants of the Corporation pursuant to stock incentive plans, or other stock arrangements that have been approved by the Board of Directors of the Corporation including the Series A Directors;

(C)  pursuant to any event for which adjustment has already been made pursuant to Section 6.7;

(D)  as a dividend or distribution on the Corporation’s Common Stock or Preferred Stock, where an adjustment is made pursuant to Sections 6.9, 6.10 or 6.11;

(E)  upon the written consent of the holders of a majority of the Series A Preferred Stock that expressly states that such shares shall not constitute Additional Shares of Common Stock;

(F)   upon the exercise of Options or conversion of any Convertible Securities outstanding as of the date hereof;

(G)  pursuant to a loan arrangement or debt financing from a bank, equipment lessor or similar financial institution approved by the Board of Directors, including the Series A Directors;

(H)  in connection with strategic transactions (but excluding any merger, consolidation, acquisition or similar business combination) that have been approved by the Board of Directors of the Corporation including the Series A Directors; or

(I)    pursuant to the provisions of Section 6.12 hereof.

6.6   Deemed Issue of Additional Shares of Common Stock.   Except as provided in Section 6.5(a)(iv) above, in the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(a)   no further adjustment in the Series A Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(b)   if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Series A Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; and

(c)    upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Series A Conversion Price computed upon the Original Issue Date, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(i)    in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common Stock issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities, and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged; and

(ii)   in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised.

6.7   Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.   In the event this Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 6.6) without consideration or for a consideration per share less than the Series A Conversion Price applicable on and immediately prior to such issue, then and in such event, the Series A Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying the Series A Conversion Price in effect on the date of and immediately prior to such issue by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue, including any Common Stock issuable pursuant to any then outstanding options, rights or warrants for Common Stock or any class or series of stock convertible into Common Stock (including but not limited to Preferred Stock), plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the Series A Conversion Price in effect on the date of and immediately prior to such issue; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue, including any Common Stock issuable pursuant to any then outstanding options, rights or warrants for Common Stock or any class or series of stock convertible into Common Stock (including but not limited to Preferred Stock) outstanding immediately prior to such issue, plus the number of such Additional Shares of Common Stock so issued.

6.8   Determination of Consideration.   For purposes of this Section 6, the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(a)   Cash and Property.   Such consideration shall:

(i)    insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(ii)   insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(iii)  in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors.

(b)   Options and Convertible Securities.   The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 6.6, relating to Options and Convertible Securities, shall be determined by dividing

(i)    the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(ii)   the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

6.9   Adjustments for Stock Dividends, Subdivisions, or Split-ups of Common Stock.   If the number of shares of Common Stock outstanding at any time after the filing of this Amended and Restated Certificate of Incorporation is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock without a corresponding increase in the number of shares of Series A Preferred Stock outstanding, then, effective at the close of business upon the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Series A Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase in outstanding shares of Common Stock.

6.10   Adjustments for Combinations of Common Stock.   If the number of shares of Common Stock outstanding at any time after the filing of this Amended and Restated Certificate of Incorporation is decreased by a combination of the outstanding shares of Common Stock without a corresponding decrease in the number of shares of Series A Preferred Stock outstanding, then, effective at the close of business upon the record date of such combination, the Series A Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

6.11   Adjustments for Reorganizations, Reclassifications, etc.   If the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by reclassification, a merger or consolidation of this Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of this Corporation (but only if such change is not in connection with an event that is deemed to be a Liquidation Event), or otherwise (other than a subdivision or combination of shares provided for in Section 6.9 or 6.10 above), the Series A Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock or securities or other property equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before such event; and, in any such case, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Series A Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Series A Conversion Price) shall thereafter be applicable, as nearly as may be reasonable, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock.

6.12   Special Adjustment for Issuance of Excluded Warrant Shares.   Notwithstanding the provisions of Section 6.5(a)(iv)(F) hereof, if the Corporation issues shares of its Common Stock (“Excluded Warrant Shares”) upon the exercise of Excluded Warrants (as defined below), then for each Excluded Warrant Share issued, the Corporation shall issue to the holder of a share of Series A Preferred Stock upon conversion of such share, in addition to any other shares of Common Stock issuable hereunder as a result of such conversion, a number of shares of Common Stock equal to the number obtained by application of the following formula: (M x WS)/ OP, where,

M = the multiple, which is 66%,

WS = the total number of Excluded Warrant Shares issued, and

OP = the total number of shares of Series A Preferred Stock outstanding.

For purposes of this Section 6.12, “Excluded Warrants” means (i) those warrants outstanding as of the filing date of this Amended and Restated Certificate to purchase an aggregate of [8,691,181](1) shares of Common Stock (as equitably adjusted for any stock dividends, combinations, splits, recapitalizations or similar events with respect to such shares), as they may be amended or exchanged from time to time, the majority of which have an exercise price of at least $0.25 per share (as equitably adjusted for any stock dividends, combinations, splits, recapitalizations or similar events with respect to such shares), (ii) that certain warrant issued by the Corporation pursuant to that certain Securities Purchase Agreement, dated as of February 25, 2005, by and between the Corporation and the Van Wagoner Private Opportunities Fund L.P., as it may be amended or exchanged from time to time, and (iii) those certain warrants issued by the Corporation pursuant to that certain Secured Convertible Note and Warrant Purchase Agreement, dated as of April 21, 2006, by and among the Corporation and each of the purchasers signatory thereto, as they may be amended or exchanged from time to time.

6.13   Minimal Adjustments.   No adjustment in the Series A Conversion Price need be made if such adjustment would result in a change in the Series A Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Series A Conversion Price, or upon conversion, whichever first occurs.

6.14   No Impairment.   The Corporation will not through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by the Corporation pursuant to this Section 6, but will at all times in good faith assist in the carrying out of all the provisions of this Section 6 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred Stock against impairment. This provision shall not restrict the Corporation’s right to amend this Amended and Restated Certificate of Incorporation with the requisite stockholder consent or approval.

6.15   Notices of Record Date.   In the event that the Corporation shall propose at any time:

(a)   to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(b)   to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

(c)    to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(d)   to merge or consolidate with or into any other corporation, or sell all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each such event, the Corporation shall send to the holders of the Series A Preferred Stock:

(i)    at least 20 days’ prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto and the amount and character of such dividend, distribution or right) or for determining rights to vote in respect of the matters referred to in clause (c) or (d) above; and

(1)          [To be updated at time of filing]

(ii)   in the case of the matters referred to in clauses (c) or (d) above, at least 20 days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier).

Each such written notice shall be delivered personally or given by first class mail, postage prepaid, addressed to each holder of Series A Preferred Stock at the address for each such holder as shown on the books of the Corporation.

6.16   Reservation of Stock Issuable Upon Conversion.   The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all authorized shares of Series A Preferred Stock, whether or not such shares are then outstanding; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all the authorized shares of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, whether or not such shares are then outstanding, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

6.17   Status of Converted or Contributed Shares.   In case any shares of Series A Preferred Stock are converted into Common Stock pursuant to Section 6 hereof or contributed back to the Corporation (through repurchase or otherwise) after the date such shares of Series A Preferred Stock were first issued, all such shares so converted or contributed shall, upon such conversion or contribution, be cancelled and shall not be issuable by the Corporation. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce accordingly the number of authorized shares of the Company’s Series A Preferred Stock.

6.18   No Redemption by Corporation.   The Series A Preferred Stock is not subject to redemption by the Corporation.

7.    Excluded Opportunities.

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (a) any Series A Director who is not an employee of the Corporation or any of its subsidiaries, or (b) any holder of Series A Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

FIFTH:   All powers of the Corporation, insofar as the same may be lawfully vested by this Amended and Restated Certificate of Incorporation in the Board of Directors, are hereby conferred upon the Board of Directors of the Corporation. In furtherance and not in limitation of that power, the Board of Directors shall have the power to make, adopt, alter, amend and repeal from time to time By-Laws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to adopt, alter, amend and repeal By-Laws made by the Board of Directors.

SIXTH:   A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

SEVENTH:   In connection with the exercise of its judgment in determining what is in the best interest of the Corporation and of the stockholders, when evaluating a Business Combination or a proposal by another person or persons to make a Business Combination or a tender or exchange offer, the Board of Directors of the Corporation hereby is expressly authorized to consider, in addition to the adequacy of the consideration to be paid in connection with such transaction, the following factors and any other factors which it deems relevant, including, without limitation: (i) the long term interests of the Corporation’s stockholders, including among other factors, the consideration being offered in relation to (a) the then current market price of the Corporation’s equity securities and the historical range of such prices, (b) the then current value of the Corporation in a freely negotiated transaction, and (c) the Board of Directors’ then estimate of the future value of the Corporation as an independent entity; (ii) the economic, social and legal effects on the Corporation and its subsidiaries, including among other factors, such effects on the Corporation’s employees, customers, creditors, suppliers and the communities in which they operate or are located; (iii) the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition, and other likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon the Corporation, its subsidiaries, and the other elements of the communities in which the Corporation and its subsidiaries operate or are located; and (iv) the competence, experience and integrity of the acquiring person or persons, and its or their management. For the purposes of this Article, “Business Combination” is defined as (a) a tender or exchange offer for any equity securities of the Corporation, (b) a proposal to merge or consolidate the Corporation with or into another company, (c) a proposal to purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, or (d) a proposal to engage in any other form of business combination with the Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its [                         ], this          day of                   , 2006.

WINWIN GAMING, INC.
By:	/s/
[Name]
[Title]

Appendix B

WRITTEN CONSENT OF THE HOLDERS OF A MAJORITY
OF THE COMMON STOCK OF
WINWIN GAMING, INC.

WRITTEN CONSENT IN LIEU OF SPECIAL
MEETING OF THE STOCKHOLDERS OF
WINWIN GAMING, INC.

The undersigned, being the record holder of the shares of capital stock of WinWin Gaming, Inc., a Delaware corporation (the “Company”), set below the undersigned’s signature, acting by written consent in lieu of a meeting pursuant to the provisions of Section 228 of the General Corporation Law of the State of Delaware and the bylaws of the Company, hereby waives all notice of time, place and purpose of meeting and adopts and consents to the adoption of the following actions with the same effect as if taken by a vote of the stockholders of the Company at a duly called meeting of the stockholders:

Adoption of Restated Charter

WHEREAS, the Board of Directors of the Company has approved and adopted an amendment and restatement of the Company’s currently effective Certificate of Incorporation, as amended to date (the “Current Certificate”), in order (i) to designate a series of preferred stock as “Series A Preferred Stock,” (ii) to authorize an aggregate of 60,000,000 shares of Series A Preferred Stock, (iii) to set forth the rights, preferences and privileges of the Series A Preferred Stock, (iv) to increase the number of authorized shares of Company common stock to 750,000,000 and (v) to make certain additional modifications;

NOW, THEREFORE, BE IT RESOLVED, that the Current Certificate be, and it hereby is, amended and restated to read in the form attached hereto as Exhibit A (the “Restated Certificate”) and the Restated Certificate be and hereby is approved; and

RESOLVED FURTHER, that the approved officers of the Company be, and they hereby are, authorized and directed to take or cause to be taken, any such actions, to execute such agreements, documents and instruments and to make such filings as may be necessary or appropriate to file the Restated Certificate with the Secretary of State of the State of Delaware and to carry out the intent and accomplish the purpose of the foregoing resolution, and all such actions heretofore taken by the officers in connection therewith are hereby ratified and approved.

[Signature page follows]

The undersigned has signed this written consent on the date appearing next to the undersigned’s name.

Dated: , 2006
Signature of Stockholder

Printed Name of Stockholder

Name of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)

Title of Person Signing for the Stockholder (If signing in a representative capacity for a corporation, trust, partnership and other entity)
Total number of shares owned of record as of the above date:
Common Stock

ANNEX III

FORM OF RESTATED CHARTER

(See Attached)